OnDeck Reports First Quarter 2020 Financial Results

•	Loans and finance receivables of $1.3 billion, up 7% from March 31, 2019

•	Gross Revenue of $110.6 million increased 1% from 1Q 2019

•	Provision for credit losses of $107.9 million, up $64.6 million from 1Q 2019

•	Net loss* of $59.0 million, $0.94 per diluted share

•	Adjusted Net loss* of $57.6 million, $0.92 per diluted share

NEW YORK, April 30, 2020 /PRNewswire/ -- OnDeck® (NYSE: ONDK), the leader in online lending for small business, today announced first quarter 2020 Gross Revenue of $110.6 million, Net loss of $59.0 million, and Adjusted Net loss of $57.6 million. The first quarter loss was driven by an increase in the Allowance for credit losses to reflect the increase in expected credit losses related to the COVID-19 pandemic.

“In the span of several weeks, the spread of COVID-19 led to government-mandated lockdowns for small businesses both in the US and globally, placing our customers under unprecedented economic stress,” said Noah Breslow, chief executive officer. “After a successful and rapid transition to remote work, we effected immediate changes to our business to preserve liquidity, support our customer base, manage our loan portfolio and reduce costs. With an uncertain timetable for the reopening of the economy, and the effectiveness of government stimulus for small businesses unclear, we will be reducing debt balances in the second quarter and focusing on managing our portfolio, delivering government stimulus to our customer base and ensuring the company has the runway to scale operations again when the economy reopens.”

Review of Financial Results for the First Quarter of 2020

Net loss was $59.0 million, or $0.94 per diluted share, compared to Net income of $9.3 million, $0.13 per diluted share, in the prior quarter and $5.7 million, or $0.07 per diluted share, in the year-ago period.

Adjusted Net loss was $57.6 million, or $0.92 per diluted share, compared to Adjusted Net income of $3.3 million, or $0.05 per diluted share, in the prior quarter and $8.1 million, or $0.10 per diluted share, in the year-ago period.

Loans and finance receivables grew $26 million, or 2%, sequentially and $89 million, or 7%, from a year ago to $1.3 billion reflecting growth in lines of credit and, for the comparison to 2019, the closing of the Canadian business combination in April 2019. The increase from a year ago was also driven by lengthening the duration of the portfolio as the weighted average maturity of term loans originated in the first quarter of 2020 was 13.3 months compared to 11.7 months in the year-ago quarter. Origination volume of $592 million decreased 4% from the prior quarter and 7% from the year-ago quarter primarily reflecting credit tightening in March. Lines of credit accounted for 24% of total loans and finance receivables at quarter-end, up from 23% at December 31, 2019 and 18% a year ago.

Gross Revenue of $110.6 million was essentially flat with the prior and year-ago quarters. Portfolio Yield of 33.3% decreased from 34.8% in the prior quarter and 35.6% in the year-ago quarter reflecting higher past due balances and a lower blended yield on new originations; the annual comparison also reflects the addition of the portfolio from the Canadian business combination. The changes in Other revenue were driven by ODX, with the sequential increase reflecting new relationships and the decrease from the year-ago quarter reflecting the wind-down of a prior relationship.

Interest expense increased from the prior and year-ago quarter to $11.6 million reflecting higher debt balances to fund portfolio growth, share repurchase and increased cash-on-hand. The Cost of Funds Rate was 4.8%, flat with the prior quarter and improved from 5.4% in the year-ago quarter reflecting lower market interest rates and lower borrowing spreads on outstanding debt.

Net Interest Margin was 27.6%, down from 29.1% the prior quarter and 29.5% in the year-ago quarter primarily reflecting a lower yield on the portfolio, increased leverage due in part to growth and share repurchase, and a higher proportion of cash in earnings assets.

Provision for credit losses was $107.9 million reflecting an increase in the Allowance for credit losses stemming from higher expected losses related to the COVID-19 pandemic. The Allowance for credit losses increased to $206 million at March 31, 2020, up $55 million or 36.1% from year-end and $58 million or 39.5% from a year ago. The Reserve Ratio was 16.3% at March 31, 2020, up from 12.2% at December 31, 2019 and 12.5% a year ago. The Net Charge-off Rate increased to 15.8% reflecting higher gross charge-offs and reduced recoveries from the comparable periods, with particular softness in the manufacturing, trade and transportation sectors. The 15+ Day Delinquency Ratio increased to 10.3% from 9.0% the prior quarter and 8.7% a year-ago reflecting a broad-based decline in portfolio collections s ince mid-March.

Total operating expense of $51.1 million decreased $3.3 million from the prior quarter as it included discrete items. The increase of $2.8 million from the year-ago quarter is largely due to the additional expenses related to the Canadian business combination that occurred on April 1, 2019. The Efficiency Ratio improved to 46.2% from 48.7% the prior quarter and increased from 43.9% the year-ago quarter, while the Adjusted Efficiency Ratio* improved to 45.0% from 46.7% the prior quarter and increased from 41.1% the year-ago quarter.

We did not record a tax benefit on the first quarter's GAAP pre-tax loss due to uncertainties in our 2020 financial forecast related to the COVID-19 pandemic. There was a tax benefit of $5.4 million in the prior quarter, which was driven by a $7.5 million discrete release of the valuation allowance against our deferred tax asset, and a $1.7 million income tax provision in the year-ago quarter.

Total assets increased 3% from the prior quarter and 9% from a year ago to $1.3 billion reflecting a higher cash balance and portfolio growth, including the business combination in Canada. Cash and cash equivalents were $121 million, up from $56 million the prior quarter and $60 million the year-ago quarter as we fully utilized our revolving corporate credit facility in March to fortify our cash position. Debt increased to $1.0 billion from $915 million at December 31, 2019 and $842 million a year ago driven by the funding of portfolio growth and share repurchases, as well as increased cash balances.

Total OnDeck stockholders’ equity of $212 million decreased $82 million from the prior quarter primarily reflecting the first quarter 2020 net loss and $33 million of share repurchases executed in January and February. Our diluted share count decreased to 60.8 million from 69.0 million at December 31, 2019 and 79.5 million a year ago. Book value per diluted common share outstanding decreased to $3.49 from $4.26 at December 31, 2019 and $3.87 a year ago.

Authorization to Repurchase Common Shares

The company fully utilized its initial $50 million share repurchase authorization in the first quarter of 2020. On February 10, 2020, the Board authorized the company to repurchase up to an additional $50 million of common shares, and the company has approximately $23 million of remaining capacity under that authorization. The company suspended share repurchases late February but maintains authorization to resume purchases at its sole discretion. This press release is neither an offer to purchase nor a solicitation of an offer to buy any securities.

Current Expected Credit Loss (CECL) Implementation

OnDeck adopted the new accounting standard for measuring credit losses on financial instruments January 1, 2020.  Upon adoption, the net change in the required Allowance for credit losses was minimal with a $3 million decrease driven by lower required reserves for lines of credit. Additionally, the $7 million reserve for unfunded line of credit commitments previously included in Other liabilities was released as part of the adoption. These changes resulted in a net increase of approximately $10 million in Stockholder's equity at adoption. The new CECL standards were followed in establishing the March 31, 2020 Allowance for credit losses.

2020 Outlook

OnDeck withdrew its financial guidance for 2020 on March 23, 2020 and, due to significant and ongoing uncertainties stemming from the COVID-19 pandemic, the company is not providing updated 2020 financial guidance at this time. However, as we execute our current priorities focused on liquidity and capital preservation and position the company for growth when economic conditions improve, we expect our financial results to reflect the following trends:

•	Portfolio contraction reflecting an 80% or more reduction in second quarter origination volume,

•	Increased delinquency and charge-offs stemming from COVID-related economic deterioration,

•	Reduced Net Interest Margin reflecting a lower portfolio yield, and

•	Reduced operating expenses as we took actions to cut second quarter expenses by approximately 25%.

Our Allowance for credit losses and financial outlook for 2020 assume the macro-economic, small business lending and capital market environments remain stressed in the near-term with a recovery path beginning in the second half of 2020.

* Net income (loss) as used in the narrative of this release is Net income (loss) attributable to On Deck Capital, Inc. common stockholders in the accompanying tables. Adjusted Net income (loss) and Adjusted Efficiency Ratio are Non-GAAP financial measures. See "About Non-GAAP Financial Measures."

Conference Call

OnDeck will host a conference call to discuss its first quarter 2020 financial results on April 30, 2020 at 8:00 AM ET. Hosting the call will be Noah Breslow, Chief Executive Officer, Ken Brause, Chief Financial Officer, and Nick Brown, Chief Risk Officer. The conference call can be accessed toll free by dialing (866) 393-4306 for calls within the U.S., or by dialing (734) 385-2616 for international calls. The Conference ID is 6597816. A live webcast of the call will also be available at https://investors.ondeck.com under the Press, Events & Presentations menu.

About OnDeck

OnDeck (NYSE: ONDK) is the proven leader in transparent and responsible online lending to small business. Founded in 2006, the company pioneered the use of data analytics and technology to make real-time lending decisions and deliver capital rapidly to small businesses. Today, OnDeck offers a wide range of online term loans, lines of credit and secured equipment finance loans customized for the needs of small business owners. The company also offers bank clients a comprehensive technology and services platform that facilitates online lending to small business customers through ODX, a wholly-owned subsidiary. OnDeck has provided over $13 billion in loans to customers in 700 different industries across the United States, Canada and Australia. The company has an A+ rating with the Better Business Bureau and is rated 5 stars by Trustpilot. For more information, visit www.ondeck.com.

About Non-GAAP Financial Measures

This press release and its attachments include historical and projected “Adjusted” metrics including Adjusted Net income (loss), Adjusted Net income (loss) per share, Adjusted Efficiency Ratio, Adjusted Return on Assets and Adjusted Return on Equity. These financial measures are not calculated or presented in accordance with United States generally accepted accounting principles, or GAAP, because they all exclude items required to be included in the most directly comparable measure calculated and presented in accordance with GAAP. Adjusted metrics exclude items management deems to be non-representative of operating results or trends (“noteworthy items”) and expenses related to stock-based compensation, which are non-cash expenses. We believe these non-GAAP measures provide useful supplemental information for period-to-period comparisons of our business and can assist investors and others in understanding and evaluating our operating results. However, these non-GAAP measures should not be considered in isolation or as a substitute for or superior to any measures of financial performance calculated and presented in accordance with GAAP. Other companies may calculate these or similarly titled non-GAAP measures differently than we do. See “Non-GAAP Reconciliation” and "Non-GAAP Guidance Reconciliation" later in this press release for a description of these non-GAAP measures and a reconciliation to the most directly comparable financial measures prepared in accordance with GAAP.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other legal authority. Forward-looking statements can be identified by words such as "will,” "enables," “targets,” “expects,” "intends," "may," “allows,” "plans," “continues,” “believes," "anticipates," "estimates" or similar expressions. These include statements regarding 2020 outlook and trends related to portfolio contraction, originations volume, Net Interest Margin, credit losses, economic deterioration, challenges in the small business lending and capital markets, reduced operating expenses resulting from cost saving efforts, Allowance for Credit Losses, Net Charge-off Ratio, Provision for credit losses, Portfolio Yield, repurchases of common stock under our share repurchase authorization, CECL implementation, credit quality and macro-economic and other external factors. They are based only on our current beliefs, expectations and assumptions regarding the future of our business, anticipated events and trends, the economy and other future conditions. As such, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and in many cases outside our control. Therefore, you should not rely on any of these forward-looking statements. Our expected results may not be achieved, and actual results may differ materially from our expectations. The impact of the novel strain of coronavirus SARs-CoV-2, causing the Coronavirus Disease 2019, also known as COVID-19 could cause or contribute to such differences. The COVID-19 health crisis is fast moving and complex, creating material risks and uncertainties that cannot be predicted with accuracy. Other important factors that could cause or contribute to such differences, include the following, many of which may be exacerbated due to the impact of COVID-19: (1) our ability to achieve consistent profitability in the future in light of our prior loss history and competition; (2) our growth strat egies, including the introduction of new products or features, expanding our platform to other lenders through ODX and maintaining ODX’s current clients, expansion into international markets, business development, offering equipment financing and our ability to effectively manage and fund our growth; (3) possible future acquisitions of complementary assets, businesses, technologies or products with the goal of growing our business, and the integration of any such acquisitions including Evolocity; (4) any material reduction in our interest rate spread and our ability to successfully mitigate this risk through interest rate hedging or raising interest rates or other means; (5) worsening economic conditions that may result in decreased demand for our loans or services and increase our customers’ default rates; (6) supply and demand driven changes in credit and increases in the availability of capital for our competitors that negatively impacts our loan pricing; (7) our ability to accurately assess creditworthiness and forecast and reserve for loan losses; (8) our ability to prevent or discover security breaches, disruption in service and comparable events that could compromise confidential information held in our data systems or adversely impact our ability to service our loans; (9) incorrect or fraudulent information provided to us by customers causing us to misjudge their qualifications to receive a loan; (10) the effectiveness of our efforts to identify, manage and mitigate our credit, market, liquidity, operational and other risks associated with our business and strategic objectives; (11) our ability to continue to innovate or respond to evolving technological changes and protect our intellectual property; (12) our reputation and possible adverse publicity about us or our industry; (13) failure of operating controls, including customer or partner experience degradation, and related legal expenses, increased regulatory cost, significant fraud losses and vendor risk; (14) changes in federal or state laws or regulations, or judicial decisions involving licensing or supervision of commercial lenders, interest rate limitations, the enforceability of choice of law provisions in loan agreements, the validity of bank sponsor partnerships, the use of brokers or other significant changes; and (15) risks associated with pursuing a bank charter, and risks associated with either failing to obtain or obtaining a bank charter; and other risks, including those described in Part I - Item 1A. Risk Factors in our Annual Report on From 10-K for the year ended December 31, 2019and other documents that we file with the Securities and Exchange Commission, or SEC, from time to time which are or will be available on the SEC website at www.sec.gov.

Investor Contact:
Steve Klimas
646.668.3582
sklimas@ondeck.com

Media Contact:
Jim Larkin
203.526.7457
jlarkin@ondeck.com

OnDeck, the OnDeck logo, OnDeck Score, OnDeck Marketplace, and ODX are trademarks of On Deck Capital, Inc. or its subsidiaries.

SOURCE On Deck Capital, Inc.

On Deck Capital, Inc. and Subsidiaries
Consolidated Statements of Operations
(unaudited, $ in thousands, except share and per share data)

	Three Months Ended,
	March 31, 2020	December 31, 2019	March 31, 2019
Interest and finance income	$106,935	$108,772	$105,799
Interest expense	11,569	10,693	11,332
Net interest income	95,366	$98,079	94,467
Provision for credit losses	107,907	44,031	43,291
Net interest income (loss), after credit provision	(12,541)	54,048	51,176
Other revenue	3,620	2,943	4,176
Operating expense:
Sales and marketing	11,664	12,990	11,960
Technology and analytics	16,484	17,616	16,806
Processing and servicing	6,689	6,896	5,489
General and administrative	16,280	16,909	14,029
Total operating expense	51,117	54,411	48,284
Income (loss) from operations, before provision for income taxes	(60,038)	2,580	7,068
Provision for (Benefit from) income taxes	—	(5,417)	1,740
Net income (loss)	(60,038)	7,997	5,328
Less: Net income (loss) attributable to noncontrolling interest	(1,063)	(1,313)	(338)
Net income (loss) attributable to On Deck Capital, Inc. common stockholders	$(58,975)	$9,310	$5,666
Net income (loss) per share attributable to On Deck Capital, Inc. common stockholders:
Basic	$(0.94)	$0.13	$0.08
Diluted	$(0.94)	$0.13	$0.07
Weighted-average common shares outstanding:
Basic	62,534,517	69,450,995	75,539,535
Diluted	62,534,517	72,038,198	79,115,037

On Deck Capital, Inc. and Subsidiaries
Percentage of Average Interest Earning Assets
(unaudited, $ in thousands)

	Three Months Ended,
	March 31, 2020	December 31, 2019	March 31, 2019
Interest and finance income	31.3%	32.3%	33.0%
Interest expense	3.4%	3.2%	3.5%
Net interest income:	27.9%	29.1%	29.5%
Provision for credit losses	31.6%	13.1%	13.6%
Net interest income (loss), after credit provision:	(3.7)%	16.0%	15.9%
Other revenue	1.1%	0.9%	1.3%
Operating expense:
Sales and marketing	3.4%	3.9%	3.7%
Technology and analytics	4.8%	5.1%	5.2%
Processing and servicing	2.0%	2.1%	1.7%
General and administrative	4.8%	5.0%	4.4%
Total operating expense	15.0%	16.1%	15.0%
Income (loss) from operations, before provision for income taxes	(17.6)%	0.8%	2.2%
Provision for (Benefit from) income taxes	—%	(1.5)%	0.5%
Net income (loss)	(17.6)%	2.3%	1.7%
Memo:
Average Interest Earning Assets	$1,386,501	$1,337,646	$1,299,675

On Deck Capital, Inc. and Subsidiaries
Consolidated Balance Sheets
(unaudited, $ in thousands, except share and per share data)

	March 31, 2020	December 31, 2019	March 31, 2019
Assets
Cash and cash equivalents	$121,148	$56,344	$60,085
Restricted cash	29,094	40,524	44,632
Loans and finance receivables	1,291,586	1,265,312	1,202,771
Less: Allowance for credit losses	(205,703)	(151,133)	(147,406)
Loans and finance receivables, net	1,085,883	1,114,179	1,055,365
Property, equipment and software, net	23,714	20,332	16,180
Other assets	77,339	73,204	48,636
Total assets	$1,337,178	$1,304,583	$1,224,898
Liabilities, mezzanine equity and stockholders' equity
Liabilities:
Accounts payable	$6,804	$6,470	$4,847
Interest payable	3,100	2,334	2,808
Debt	1,043,924	914,995	842,314
Accrued expenses and other liabilities	56,834	70,110	63,333
Total liabilities	1,110,662	993,909	913,302
Mezzanine equity:
Redeemable noncontrolling interest	13,112	14,428	—
Stockholders’ equity:
Common stock—$0.005 par value, 1,000,000,000 shares authorized and 80,247,423, 80,095,061, and 78,944,343 shares issued and 58,419,304, 66,363,555, and 75,907,393 outstanding at March 31, 2020, December 31, 2019, and March 31, 2019, respectively.	406	405	399
Treasury stock—at cost	(82,503)	(49,641)	(5,656)
Additional paid-in capital	514,785	513,571	506,159
Accumulated deficit	(217,509)	(169,002)	(191,293)
Accumulated other comprehensive loss	(2,923)	(1,333)	(2,234)
Total On Deck Capital, Inc. stockholders' equity	212,256	294,000	307,375
Noncontrolling interest	1,148	2,246	4,221
Total stockholders' equity	213,404	296,246	311,596
Total liabilities, mezzanine equity and stockholders' equity	$1,337,178	$1,304,583	$1,224,898

Memo:
Unpaid Principal Balance[1]	$1,263,364	$1,238,409	$1,177,609
Loans and finance receivables[2]	$1,291,586	$1,265,312	$1,202,771
Interest Earning Assets[3]	$1,441,828	$1,362,181	$1,307,488
Book Value Per Diluted Share	$3.49	$4.26	$3.87

On Deck Capital, Inc. and Subsidiaries
Consolidated Average Balance Sheets4
(unaudited, $ in thousands)

	Three Months Ended,
	March 31, 2020	December 31, 2019	March 31, 2019
Assets
Cash and cash equivalents	$64,245	$51,606	$48,115
Restricted cash	38,206	48,022	48,182
Loans and finance receivables	1,284,050	1,238,019	1,203,378
Less: Allowance for credit losses	(164,840)	(149,054)	(145,742)
Loans and finance receivables, net	1,119,210	1,088,965	1,057,636
Property, equipment and software, net	22,159	19,699	16,494
Other assets	73,614	70,463	38,843
Total assets	$1,317,434	$1,278,755	$1,209,270
Liabilities, mezzanine equity and stockholders' equity
Liabilities:
Accounts payable	$6,965	$4,571	$5,053
Interest payable	2,621	2,518	2,646
Debt	961,977	884,238	838,867
Accrued expenses and other liabilities	62,287	67,238	56,780
Total liabilities	1,033,850	958,565	903,346
Mezzanine equity:
Redeemable noncontrolling interest	13,958	14,660	—
Stockholders’ equity:
Total On Deck Capital, Inc. stockholders' equity	267,800	303,126	301,469
Noncontrolling interest	1,826	2,404	4,455
Total stockholders' equity	269,626	305,530	305,924
Total liabilities, mezzanine equity and stockholders' equity	$1,317,434	$1,278,755	$1,209,270

Memo:
Unpaid Principal Balance	$1,256,429	$1,212,341	$1,177,801
Loans and finance receivables	$1,284,050	$1,238,019	$1,203,378
Interest Earning Assets	$1,386,501	$1,337,646	$1,299,675

Supplemental Information
Key Performance Metrics
($ in thousands, except percentage data)

	Three Months Ended,
	March 31, 2020	December 31, 2019	March 31, 2019
Originations[5]	$591,863	$617,633	$635,506
Gross Revenue[6]	110,555	111,715	109,975
Portfolio Yield[7]	33.3%	34.8%	35.6%
Cost of Funds Rate[8]	4.8%	4.8%	5.4%
Net Interest Margin[9]	27.6%	29.1%	29.5%
Reserve Ratio[10]	16.3%	12.2%	12.5%
15+ Day Delinquency Ratio[11]	10.3%	9.0%	8.7%
Net Charge-off Rate[12]	15.8%	13.5%	12.2%
Efficiency Ratio[13]	46.2%	48.7%	43.9%
Adjusted Efficiency Ratio14 (a)	45.0%	46.7%	41.1%
Return on Assets[15]	(17.9)%	2.9%	1.9%
Adjusted Return on Assets16 (a)	(17.5)%	1.0%	2.7%
Return on Equity[17]	(88.1)%	12.3%	7.5%
Adjusted Return on Equity18 (a)	(86.0)%	4.3%	10.8%

	Three Months Ended,
	March 31, 2020	December 31, 2019	March 31, 2019
Activity in the Allowance for Credit Losses
Allowance for loan losses beginning of period	$151,133	$148,045	$140,040
+ Provision for credit losses	107,907	44,031	43,291
- Gross charge-offs	(55,228)	(46,774)	(39,839)
+ Recoveries	5,597	5,831	3,914
- Transition to CECL Adjustment	(3,304)	—	—
- Foreign Currency Translation	(402)	—	—
Allowance for credit losses end of period	$205,703	$151,133	$147,406

Activity in Loans and Finance Receivables Held for Investment Balances	Three Months Ended,
	March 31, 2020	December 31, 2019	March 31, 2019
Unpaid Principal Balance beginning of period	$1,238,409	$1,203,322	$1,144,954
+ Total originations(b)	591,863	617,633	635,506
- Net charge-offs	(49,631)	(40,943)	(35,925)
- Principal paid down	(517,277)	(541,602)	(566,926)
Unpaid Principal Balance end of period	1,263,364	1,238,409	1,177,609
+ Net deferred origination costs	28,222	26,903	25,162
Loans and finance receivables held for investment	1,291,586	1,265,312	1,202,771
- Allowance for credit losses	(205,703)	(151,133)	(147,406)
Loans and finance receivables held for investment, net	$1,085,883	$1,114,179	$1,055,365
(a) Non-GAAP measure. See "About Non-GAAP Financial Measures," and "Non-GAAP Reconciliations" and related footnotes elsewhere in this press release.
(b) Includes Unpaid Principal Balance of term loans rolled into new originations of $79.7 million, $95.3 million, $98.5 million in the three months ended March 31, 2020, December 31, 2019, and March 31, 2019, respectively.

Supplemental Information

Non-GAAP Reconciliations
(in thousands, except share and per share data)

	Three Months Ended,
Reconciliation of Net Income to Adjusted Net Income	March 31, 2020	December 31, 2019	March 31, 2019
Net income (loss) attributable to On Deck Capital, Inc. common stockholders	$(58,975)	$9,310	$5,666
Adjustments (after-tax):
Stock-based compensation expense	1,416	1,449	2,436
Discrete Tax Benefit	—	(7,500)	—
Adjusted Net Income (Loss)[19]	$(57,559)	$3,259	$8,102
Adjusted Net Income (Loss) per Share[20]:
Basic	$(0.92)	$0.05	$0.11
Diluted	$(0.92)	$0.05	$0.10
Weighted-average common shares outstanding:
Basic	62,534,517	69,450,995	75,539,535
Diluted	62,534,517	72,038,198	79,115,037

	Three Months Ended,
Reconciliation of Return on Assets to Adjusted Return on Assets	March 31, 2020	December 31, 2019	March 31, 2019
Net income (loss) attributable to On Deck Capital, Inc. common stockholders	$(58,975)	$9,310	$5,666
Average Total Assets	1,317,434	1,278,755	1,209,270
Return on Assets	(17.9)%	2.9%	1.9%
Adjustments (after-tax):
Stock-based compensation expense	1,416	1,449	2,436
Discrete Tax Benefit	—	(7,500)	—
Adjusted Net Income (Loss)	$(57,559)	$3,259	$8,102
Average Total Assets	1,317,434	1,278,755	1,209,270
Adjusted Return on Assets	(17.5)%	1.0%	2.7%

	Three Months Ended,
Reconciliation of Return on Equity to Adjusted Return on Equity	March 31, 2020	December 31, 2019	March 31, 2019
Net income (loss) attributable to On Deck Capital, Inc. common stockholders	$(58,975)	$9,310	$5,666
Average OnDeck Stockholders' Equity	267,800	303,126	301,469
Return on Equity	(88.1)%	12.3%	7.5%
Adjustments (after-tax):
Stock-based compensation expense	1,416	1,449	2,436
Discrete Tax Benefit	—	(7,500)	—
Adjusted Net Income (Loss)	$(57,559)	$3,259	$8,102
Average OnDeck Stockholders' Equity	267,800	303,126	301,469
Adjusted Return on Equity	(86.0)%	4.3%	10.8%

	Three Months Ended,
Reconciliation of Efficiency Ratio to Adjusted Efficiency Ratio	March 31, 2020	December 31, 2019	March 31, 2019
Total operating expense	$51,117	$54,411	$48,284
Gross revenue	110,555	111,715	109,975
Efficiency Ratio	46.2%	48.7%	43.9%
Adjustments (pre-tax):
Stock-based compensation expense	1,416	2,273	3,083
Operating Expenses Less Noteworthy Items	$49,701	$52,138	$45,201
Gross revenue	110,555	111,715	109,975
Adjusted Efficiency Ratio	45.0%	46.7%	41.1%

Adjusted Net Income is used in the calculation of Adjusted Return on Assets and Adjusted Return on Equity, all of which are Non-GAAP measures. Additionally, the same adjustment items contained in the above reconciliation of Net Income to Adjusted Net Income are used to adjust operating expense in the calculation of the Adjusted Efficiency Ratio, a Non-GAAP measure. Amounts may differ due to taxes.

Supplemental Channel Information

Quarterly Origination Channel Distribution

	Three Months Ended,
	March 31, 2020	December 31, 2019	March 31, 2019
Percentage of originations (dollars)
Direct	38%	38%	42%
Strategic Partner	34%	33%	31%
Funding Advisor	28%	29%	27%

Notes:
(1)Unpaid Principal Balance represents the total amount of principal outstanding on Loans, plus outstanding advances relating to other finance receivables and the amortized cost of loans purchased from other than our issuing bank partner at the end of the period. It excludes net deferred origination costs, allowance for credit losses and any loans sold or held for sale at the end of the period.
(2)Loans and finance receivables represents the sum of term loans, lines of credit, equipment finance loans and finance receivables.
(3)Interest Earning Assets represents the sum of Loans and finance receivables plus Cash and cash equivalents plus Restricted cash.
(4)Average Balance Sheet line items for the period represent the average of the balance at the beginning of the first month of the period and the end of each month in the period.

(5)Originations represent the total principal amount of Loans made during the period plus the total amount advanced on other finance receivables. Many of our repeat term loan customers renew their term loans before their existing term loan is fully repaid. In accordance with industry practice, originations of such repeat term loans are presented as the full renewal loan principal, rather than the net funded amount, which would be the renewal term loan’s principal net of the Unpaid Principal Balance on the existing term loan. Loans referred to, and funded by, our issuing bank partner and later purchased by us are included as part of our originations.
(6)Gross Revenue represents the sum of interest and finance income, gain on sales of loans and other revenue.
(7)Portfolio Yield is the rate of return we achieve on Loans and finance receivables outstanding during a period. It is calculated as annualized Interest and finance income on Loans and finance receivables including amortization of net deferred origination costs divided by average loans and finance receivables. Annualization is based on 365 days per year and is calendar day-adjusted.
(8)Cost of Funds Rate is calculated as interest expense divided by average debt outstanding for the period. For periods of less than one year, the metric is annualized based on four quarters per year and is not business day or calendar day-adjusted.
(9)Net Interest Margin is calculated as annualized net interest and finance income divided by average Interest Earning Assets. Net interest and finance income represents Interest and finance receivable income less Interest expense during the period. Annualization is based on 365 days per year and is calendar day-adjusted.
(10)Reserve Ratio is our allowance for credit losses at the end of the period divided by the Unpaid Principal Balance at the end of the period.
(11)15+ Day Delinquency Ratio equals the aggregate Unpaid Principal Balance for our Loans that are 15 or more calendar days contractually past due and for our finance receivables that are 15 or more payments behind schedule, as a percentage of the Unpaid Principal Balance at the end of the period. The Unpaid Principal Balance for our loans and finance receivables that are 15 or more calendar days or payments past due includes Loans and finance receivables that are paying and non-paying.
(12)Net Charge-off Rate is calculated as our annualized net charge-offs for the period divided by the average Unpaid Principal Balance outstanding during the period. Net charge-offs are charged-off loans and finance receivables in the period, net of recoveries of prior charged-off loans and finance receivables in the period. For periods of less than one year, the metric is annualized based on four quarters per year and is not business day or calendar day-adjusted.
(13)Efficiency Ratio is a measure of operating efficiency and is calculated as Total operating expense for the period divided by Gross Revenue for the period.
(14)Adjusted Efficiency Ratio is non-GAAP measure calculated as total operating expense divided by Gross Revenue for the period, adjusted to exclude (a) stock-based compensation expense and (b) items management deems to be non-representative of operating results or trends, all as shown in the non-GAAP reconciliation presentation of this metric. We believe Adjusted Efficiency Ratio is useful because it provides investors and others with a supplemental operating efficiency metric to present our operating efficiency across multiple periods without the effects of stock-based compensation, which is a non-cash expense based on equity grants made to participants in our equity plans at specified prices and times but which does not necessarily reflect how our business is performing, and items which may only affect our operating results periodically. Our use of Adjusted Efficiency Ratio has limitations as an analytical tool and you should not consider it in isolation, as a substitute for or superior to our Efficiency Ratio, which is the most comparable GAAP metric.
(15)Return on Assets is calculated as annualized net income (loss) attributable to On Deck Capital, Inc. common stockholders for the period divided by average total assets for the period. For periods of less than one year, the metric is annualized based on four quarters per year and is not business day or calendar day-adjusted.
(16)Adjusted Return on Assets is a non-GAAP measure calculated as Adjusted Net Income (Loss) for the period divided by average total assets for the period. For periods of less than one year, the metric is annualized based on four quarters per year and is not business day or calendar day-adjusted. We believe Adjusted Return on Assets is useful because it provides investors and others with a supplemental metric to assess our performance across multiple periods without the effects of stock-based compensation, which is a non-cash expense based on equity grants made to participants in our equity plans at specified prices and times but which does not necessarily reflect how our business is performing, and items which may only affect our operating results periodically, all as shown in the non-GAAP reconciliation presentation of this metric. Our use of Adjusted Return on Assets has limitations as an analytical tool and you should not consider it in isolation, as a substitute for or superior to Return on Assets, which is the most comparable GAAP metric.
(17)Return on Equity is calculated as annualized net income (loss) attributable to On Deck Capital, Inc. common stockholders for the period divided by average total On Deck Capital, Inc. stockholders’ equity for the period. For periods of less than one year, the metric is annualized based on four quarters per year and is not business day or calendar day-adjusted.
(18)Adjusted Return on Equity is a non-GAAP measure calculated as Adjusted Net Income (Loss) attributable to On Deck Capital, Inc. common stockholders for the period divided by average total On Deck Capital, Inc. stockholders’ equity for the period. For periods of less than one year, the metric is annualized based on four quarters per year and is not business day or calendar day-adjusted. We believe Adjusted Return on Equity is useful because it provides investors with a supplemental metric to assess our performance across multiple periods without the effects of stock-based compensation, which is a non-cash expense based on equity grants made to participants in our equity p lans at specified prices and times but which does not necessarily reflect how our business is performing, and items which may only affect our operating results periodically, all as shown in the non-GAAP reconciliation presentation of this metric. Our use of Adjusted Return on Equity has limitations as an analytical tool and you should not consider it in isolation, as a substitute or superior to Return on Equity, which is the most comparable GAAP metric.
(19)Adjusted Net Income (Loss) is a non-GAAP measure calculated as net income (loss) attributable to On Deck Capital, Inc. common stockholders adjusted to exclude from net income (loss) attributable to On Deck Capital, Inc. common stockholders (a) stock-based compensation expense and (b) items management deems to be non-representative of operating results or trends, all as shown in the non-GAAP reconciliation presentation of this metric. We believe Adjusted Net Income (Loss) is useful because it provides investors and others with a supplemental profitability metric to present our performance across multiple periods without the effects of stock-based compensation, which is a non-cash expense based on equity grants made to participants in our equity plans at specified prices and times but which does not necessarily reflect how our business is performing, and items which may only affect our operating results periodically. Our use of Adjusted Net Income (Loss) has limitations as an analytical tool and you should not consider it in isolation, as a substitute for or superior to net income (loss) attributable to On Deck Capital, Inc. common stockholders, which is the most comparable GAAP metric.
(20)Adjusted Net Income (Loss) per Share is a non-GAAP measure calculated as Adjusted Net Income (Loss) divided by the weighted average common shares outstanding during the period. We believe Adjusted Net Income (Loss) per Share is useful because it provides investors and others with a supplemental profitability metric to present our performance across multiple periods without the effects of stock-based compensation, which is a non-cash expense based on equity grants made to participants in our equity plans at specified prices and times but which does not necessarily reflect how our business is performing, and items which may only affect our operating results periodically. Our use of Adjusted Net Income (Loss) per Share has limitations as an analytical tool and you should not consider it in isolation, as a substitute for or superior to net income (loss) attributable to On Deck Capital, Inc. common stockholders per share, which is the most comparable GAAP metric.